Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
DARDEN RESTAURANTS, INC.
As Amended and Restated on June 29, 2016
Pursuant to Sections 607.1002 and 607.1007 of the Florida Business Corporation Act, Darden Restaurants, Inc., a Florida corporation (the “Corporation”), hereby certifies that:
FIRST: The Corporation is named Darden Restaurants, Inc. and was originally incorporated in the State of Florida on March 29, 1995 and these Amended and Restated Articles of Incorporation shall amend, restate and supersede in their entirety any and all prior Articles of Incorporation, as amended, including, without limitation, any Articles of Amendment, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.
SECOND: These Amended and Restated Articles of Incorporation were adopted and approved on June 29, 2016 by the Corporation’s directors. These Amended and Restated Articles of Incorporation contain amendments that do not require shareholder approval.
ARTICLE I
The name of this Corporation is Darden Restaurants, Inc.
ARTICLE II
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists or may hereafter be amended (“Florida Law”).
ARTICLE III
The total number of shares, without par value, that the Corporation shall have authority to issue is five hundred twenty-five million (525,000,000), of which five hundred million (500,000,000) shares shall be Common Shares and twenty-five million (25,000,000) shares shall be Preferred Shares.
(1) Provisions Relating to Common Shares
(a) Each Common Share shall have one vote, and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the exclusive voting power for all purposes shall be vested in the holders of the Common Shares.
(b) No holder of Common Shares as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.
(c) Subject to the provisions of law and to the provisions of any Preferred Shares that may be outstanding from time to time, dividends may be paid on the Common Shares at such times and in such amounts as the Board of Directors may deem advisable.
(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Preferred Shares shall be entitled, to the remaining net assets of the Corporation.

(2) Provisions Relating to Preferred Shares
(a) The Preferred Shares may be issued from time to time in one or more series, each of such series to have such designations, preferences, limitations and special rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article III, to divide the Preferred Shares into one or more series and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:
(i) The number of shares to constitute such series and the distinctive designation thereof;
(ii) The dividend rate or rates to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;
(iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;
(iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the “involuntary liquidation value”);
(v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
(vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
(vii) The voting powers, if any, of such series; and
(viii) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).
(c) All shares of any one series of Preferred Shares shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series of Preferred Shares shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section (2)(b) of this Article III.
(d) No holder of Preferred Shares as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.
(3) Provisions Relating to All Classes of Shares
The Preferred Shares and Common Shares may be issued by the Corporation from time to time for such consideration as may be determined from time to time by the Board of Directors subject to, and in accordance with the full discretion conferred upon the Board of Directors by, Florida Law. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.
ARTICLE IV
[Reserved]
ARTICLE V
[Reserved]
ARTICLE VI
[Reserved]
ARTICLE VII
[Reserved]
ARTICLE VIII
The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:
(1) Subject always to such bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Law.
(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The bylaws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors.
(3) The Corporation hereby elects not to be governed by Section 607.0902 (relating to control share acquisitions) of the Florida Law, and the provisions of such statute shall not apply to the Corporation.
ARTICLE IX
(1) A director of the Corporation shall not be personally liable for monetary damages to the Corporation, its shareholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, to the fullest extent permitted by Florida Law.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal and whether or not such action, suit or proceeding is brought by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article IX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article IX shall be a contract right.
(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by Florida Law.
(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him against such liability under Florida Law.
(4) The rights and authority conferred in this Article IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
(5) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Articles of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Florida Law, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE X
No director of the Corporation may be removed from office by the shareholders except (i) for cause and (ii) by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than a majority of the shareholders entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, a majority of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the bylaws of the Corporation.
ARTICLE XI
A special meeting of shareholders of the Corporation shall be held (a) on call of its Board of Directors or the person or persons authorized to do so by the bylaws, or (b) if the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article III, special meetings of holders of such Preferred Shares.
ARTICLE XII
Subject to the provisions of Articles III and XIII hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and, with the sole exception of those rights and powers conferred under Article IX hereof, all rights and powers conferred herein upon the shareholders, directors and officers, if any are granted subject to this reservation.
ARTICLE XIII
Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders.

[signature page follows]

IN WITNESS WHEREOF, Darden Restaurants, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by its undersigned officer this June 29, 2016.

DARDEN RESTAURANTS, INC.
By:	/s/ Anthony G. Morrow
Name: Anthony G. Morrow Title: Assistant Secretary